EXHIBIT 99.1

Patriot Reports Second Quarter Results

Increases Loan Balances, Credit Reserves & Liquidity

STAMFORD, Conn., Aug. 11, 2023 (GLOBE NEWSWIRE) -- Patriot National Bancorp, Inc. (“Patriot,” “Bancorp” or the “Company”) (NASDAQ: PNBK), the parent company of Patriot Bank, N.A. (the “Bank”), today announced net loss of $546 thousand, or $(0.14) basic and diluted loss per share for the quarter ended June 30, 2023.

These results compared to net loss of $53 thousand, or $(0.01) per basic and diluted loss per share for the first quarter of 2023 and net income of $1.3 million, or $0.32 basic and diluted earnings per share reported in the second quarter of 2022.

For the six months ended June 30, 2023, net loss was $599 thousand, or $(0.15) basic and diluted loss per share, compared to a net income of $2.1 million, or $0.52 basic and diluted earnings per share for the six months ended June 30, 2022.

The first half year of 2023 financial results were adversely impacted by increasing reserves, which resulted in an elevated provision for credit losses of $2.6 million, compared to provision for loan losses of $275 thousand recorded for the same period of 2022; and the impact of lower net interest margin which was impacted by the higher funding costs resulting from the recent uncertainty in the banking sector.

The Bank reported steady loan growth of almost 6% in the second quarter of 2023, as compared to the prior quarter. Net interest margin decreased slightly, but remained strong at 2.96%.

Commenting on the results, Patriot President & CEO David Lowery, stated: “The Bank continued to invest in its long-term strategic plan and numerous value-add initiatives during the second quarter of 2023, which, combined with higher loan loss reserves and increased interest expense, from the extraordinary actions taken to combat inflation, resulted in a loss for the quarter.   We believe that as the Bank fully ramps up its many initiatives, particularly the Digital Payments Division, the Bank will have the tools necessary for long-term sustained growth, even during challenged markets.

Though the speed of recent interest rate increases may have knock-on effects that require further reserve increases, fresh market signals indicate the need for continued increases may be slowing.   Over the long term, the Bank’s in-process investments are expected to more than offset impacts from increased rates, driven by low-cost deposit and fee income generators.

In the near term, as these programs continue to build out, the Bank will refocus efforts on credit quality and continue to manage non-interest expense. Additionally, the Bank continues to actively pursue a number of strategic actions that will position us for further growth opportunities.”

Financial Results:

Total assets increased to $1.2 billion, as of June 30, 2023, as compared to $1.0 billion on December 31, 2022. This was primarily due to an increase in loans from $848.3 million at December 31, 2022, to $930.7 million as of June 30, 2023. Total deposits for the quarter remained stable at $863.4 million as of June 30, 2023, relative to $860.4 million as of December 31, 2022.

Net interest income for the three months ended June 30, 2023, was $7.7 million, which was consistent with the net interest income of $7.7 million reported in the second quarter of 2022 and a decline from $8.0 million reported in the first quarter of 2023. The decline from the first quarter of 2023 was due to narrower net interest margin due to higher deposit costs and an increase in wholesale borrowings. Net interest income for the six months ended June 30, 2023 was $15.7 million, an increase of $1.3 million or 8.9% from the first half of 2022. These increases were primarily attributable to the growth in the loan portfolio over the past year.

The Bank’s net interest margin was 2.96% for the three months ended June 30, 2023, compared with 3.29% for the three months ended March 31, 2023 and 3.27% for the three months ended June 30, 2022. For the six months ended June 30, 2023 and 2022, the net interest margin was 3.12% and 3.17%, respectively.

A provision for credit losses of $1.2 million and $2.6 million was recorded for the three and six months ended June 30, 2023, respectively. For the three and six months ended June 30, 2022, a provision for loan losses of $275 thousand was recorded. The allowance and provision for the three and six months ended June 30, 2023 are not comparable to prior periods due to adoption of the current expected credit loss methodology.

Non-interest income was $829 thousand and $798 thousand for the three months ended June 30, 2023 and 2022, respectively. For the six months ended June 30, 2023 and 2022, the non-interest income was $1.7 million and $1.6 million, respectively. The higher non-interest income for the first half of 2023, was primarily attributable to higher non-interest income from the Bank’s Deposit Strategies Division.

Non-interest expenses for the quarter ended June 30, 2023, and 2022, were $8.1 million and $6.5 million, respectively. Non-interest expenses for the six months ended June 30, 2023, and 2022, were $15.6 million and $12.9 million, respectively.

In 2023, a benefit for income taxes of $206 thousand and $225 thousand was recorded for the three and six months ended June 30, 2023, respectively, compared to a provision for income taxes of $476 thousand and $787 thousand for the three and six months ended June 30, 2022, respectively. The effective tax rate for the six months ended June 30, 2023 and 2022 was 27.3% and 27.6%, respectively.

About the Company:

Founded in 1994, and now celebrating its 29th year, Patriot National Bancorp, Inc. (“Patriot” or “Bancorp”) is the parent holding company of Patriot Bank N.A. (“Bank”), a nationally chartered bank headquartered in Stamford, CT. The Bank is headquartered in Stamford and operates 9 branch locations: in Scarsdale, NY; and Darien, Fairfield, Greenwich, Milford, Norwalk, Orange, Stamford, Westport, CT with Express Banking locations at Bridgeport/ Housatonic Community College, downtown New Haven and Trumbull at Westfield Mall. The Bank also maintains SBA lending offices in Stamford, Connecticut, Florida, Georgia, Mississippi, along with a Rhode Island operations center.

Patriot’s mission is to serve its local community and nationwide customer base by providing a growing array of banking solutions to meet the needs of individuals and small businesses owners. Patriot places great value in the integrity of its people and how it conducts business. The emphasis on building strong client relationships and community involvement are cornerstones of Patriot’s philosophy as it seeks to maximize shareholder value.

“Safe Harbor” Statement Under Private Securities Litigation Reform Act of 1995:

Certain statements contained in Bancorp’s public statements, including this one, may be forward looking. These forward-looking statements are based on Patriot’s current expectations and assumptions regarding Patriot’s business, the economy, and other future conditions. Because forward-looking statements relate to future results and occurrences, they are subject to inherent risks, uncertainties, changes in circumstances and other factors that are difficult to predict. Many possible events or factors could affect Patriot’s future financial results and performance and could cause the actual results, performance, or achievements of Patriot to differ materially from any anticipated results expressed or implied by such forward-looking statements. Such risks and uncertainties include, among others: (1) changes in prevailing interest rates which would affect the interest earned on the Company’s interest earning assets and the interest paid on its interest bearing liabilities; (2) the timing of re-pricing of the Company’s interest earning assets and interest bearing liabilities; (3) the effect of changes in governmental monetary policy; (4) the effect of changes in regulations applicable to the Company and the Bank and the conduct of its business; (5) changes in competition among financial service companies, including possible further encroachment of non-banks on services traditionally provided by banks; (6) the ability of competitors that are larger than the Company to provide products and services which it is impracticable for the Company to provide; (7) the state of the economy and real estate values in the Company’s market areas, and the consequent effect on the quality of the Company’s loans; (8) demand for loans and deposits in our market area; (9) recent governmental initiatives that are expected to have a profound effect on the financial services industry and could dramatically change the competitive environment of the Company; (10) other legislative or regulatory changes, including those related to residential mortgages, changes in accounting standards, and Federal Deposit Insurance Corporation (“FDIC”) premiums that may adversely affect the Company; (11) the application of generally accepted accounting principles, consistently applied; (12) the fact that one period of reported results may not be indicative of future periods; (13) the state of the economy in the greater New York metropolitan area and its particular effect on the Company's customers, vendors and communities; (14) political, social, legal and economic instability, civil unrest, war, catastrophic events, acts of terrorism; (15) widespread outbreaks of infectious diseases, including the ongoing novel coronavirus (COVID-19) outbreak; (16) changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses; (17) our ability to access cost-effective funding; (18) our ability to implement and change our business strategies; (19) changes in the quality or composition of our loan or investment portfolios; (20) technological changes that may be more difficult or expensive than expected; (21) our ability to manage market risk, credit risk and operational risk in the current economic environment; (22) our ability to enter new markets successfully and capitalize on growth opportunities; (23) changes in consumer spending, borrowing and savings habits; (24) our ability to retain key employees; (25) our compensation expense associated with equity allocated or awarded to our employees; and (26) other such factors, including risk factors, as may be described in the Company’s other filings with the Securities and Exchange Commission.

PATRIOT NATIONAL BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS (Unaudited)

	June 30, 2023	December 31, 2022	June 30, 2022
Assets
Cash and due from banks:
Noninterest bearing deposits and cash	$2,320	$5,182	$4,507
Interest bearing deposits	68,489	33,311	33,009
Total cash and cash equivalents	70,809	38,493	37,516
Investment securities:
Available-for-sale securities, at fair value	90,547	84,520	76,971
Other investments, at cost	4,450	4,450	4,450
Total investment securities	94,997	88,970	81,421

Federal Reserve Bank stock, at cost	2,523	2,627	2,762
Federal Home Loan Bank stock, at cost	8,072	3,874	4,474

Gross loans receivable	930,734	848,316	859,107
Allowance for credit losses	(16,858)	(10,310)	(9,929)
Net loans receivable	913,876	838,006	849,178

SBA loans held for sale	5,860	5,211	7,556
Accrued interest and dividends receivable	7,628	7,267	5,727
Premises and equipment, net	30,262	30,641	31,128
Deferred tax asset	18,169	15,527	14,910
Goodwill	1,107	1,107	1,107
Core deposit intangible, net	226	249	273
Other assets	9,202	11,387	13,128
Total assets	$1,162,731	$1,043,359	$1,049,180

Liabilities
Deposits:
Noninterest bearing deposits	$127,817	$269,636	$271,165
Interest bearing deposits	735,562	590,810	575,618
Total deposits	863,379	860,446	846,783

Federal Home Loan Bank and correspondent bank borrowings	207,000	85,000	100,000
Senior notes, net	11,653	11,640	12,000
Subordinated debt, net	9,854	9,840	9,825
Junior subordinated debt owed to unconsolidated trust, net	8,132	8,128	8,123
Note payable	481	585	689
Advances from borrowers for taxes and insurance	3,094	886	2,967
Accrued expenses and other liabilities	6,693	7,251	8,991
Total liabilities	1,110,286	983,776	989,378

Commitments and Contingencies	-	-	-

Shareholders' equity
Preferred stock	-	-	-
Common stock	106,611	106,565	106,520
Accumulated deficit	(38,127)	(31,337)	(35,433)
Accumulated other comprehensive loss	(16,039)	(15,645)	(11,285)
Total shareholders' equity	52,445	59,583	59,802

Total liabilities and shareholders' equity	$1,162,731	$1,043,359	$1,049,180

PATRIOT NATIONAL BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended			Six Months Ended
(In thousands, except per share amounts)	June 30, 2023	March 31, 2023	June 30, 2022	June 30, 2023	June 30, 2022
Interest and Dividend Income
Interest and fees on loans	$14,052	$12,550	$9,044	$26,602	$16,708
Interest on investment securities	687	680	510	1,367	1,080
Dividends on investment securities	171	135	65	306	130
Other interest income	399	281	68	680	89
Total interest and dividend income	15,309	13,646	9,687	28,955	18,007

Interest Expense
Interest on deposits	5,248	3,579	757	8,827	1,166
Interest on Federal Home Loan Bank and correspondent bank borrowings	1,723	1,436	747	3,159	1,484
Interest on senior debt	289	290	210	579	420
Interest on subordinated debt	333	326	251	659	485
Interest on note payable	3	2	2	5	6
Total interest expense	7,596	5,633	1,967	13,229	3,561

Net interest income	7,713	8,013	7,720	15,726	14,446

Provision for credit losses	1,231	1,336	275	2,567	275

Net interest income after provision for credit losses	6,482	6,677	7,445	13,159	14,171

Non-interest Income
Loan application, inspection and processing fees	121	123	89	244	176
Deposit fees and service charges	74	68	60	142	124
Gains on sale of loans	85	81	301	166	509
Rental income	105	119	132	224	324
Gain on sale of investment securities	-	24	—	24	—
Other income	444	420	216	864	479
Total non-interest income	829	835	798	1,664	1,612

Non-interest Expense
Salaries and benefits	4,661	4,267	3,763	8,928	7,109
Occupancy and equipment expenses	839	884	881	1,723	1,717
Data processing expenses	316	294	283	610	613
Professional and other outside services	727	914	559	1,641	1,348
Project expenses, net	66	27	29	93	81
Advertising and promotional expenses	77	85	73	162	141
Loan administration and processing expenses	103	51	42	154	147
Regulatory assessments	317	182	179	499	353
Insurance expenses	68	77	76	145	153
Communications, stationary and supplies	241	191	139	432	274
Other operating expenses	648	612	478	1,260	995
Total non-interest expense	8,063	7,584	6,502	15,647	12,931

(Loss) income before income taxes	(752)	(72)	1,741	(824)	2,852

(Benefit) provision for income taxes	(206)	(19)	476	(225)	787
Net (loss) income	$(546)	$(53)	$1,265	$(599)	$2,065
Basic (loss) earnings per share	$(0.14)	$(0.01)	$0.32	$(0.15)	$0.52
Diluted (loss) earnings per share	$(0.14)	$(0.01)	$0.32	$(0.15)	$0.52

FINANCIAL RATIOS AND OTHER DATA

	Three Months Ended			Year Ended
(Dollars in thousands)	June 30, 2023	March 31, 2023	June 30, 2022	June 30, 2023	June 30, 2022
Quarterly Performance Data:
Net (loss) income	$(546)	$(53)	$1,265	$(599)	$2,065
Return on Average Assets	-0.20%	-0.02%	0.50%	-0.11%	0.42%
Return on Average Equity	-3.93%	-0.39%	8.20%	-2.18%	6.49%
Net Interest Margin	2.96%	3.29%	3.27%	3.12%	3.17%
Efficiency Ratio	94.39%	85.72%	76.33%	89.98%	80.53%
Efficiency Ratio excluding project costs	94.32%	85.42%	76.00%	89.79%	80.03%
% increase in loans	5.91%	3.59%	11.09%	9.72%	16.18%
% increase (decrease) in deposits	0.81%	-0.46%	8.58%	0.34%	13.12%

Asset Quality:
Nonaccrual loans	$20,634	$23,769	$23,324	$20,634	$23,324
Nonaccrual loans / loans	2.22%	2.70%	2.71%	2.22%	2.71%
Nonaccrual loans / assets	1.77%	2.16%	2.22%	1.77%	2.22%

Allowance for loan losses	$16,858	$17,801	$9,929	$16,858	$9,929
Allowance for loan losses / loans	1.81%	2.03%	1.16%	1.81%	1.16%
Allowance / nonaccrual loans	81.70%	74.89%	42.57%	81.70%	42.57%

Loan charge-offs	$2,670	$1,798	$100	$4,468	$285
Loan (recoveries)	$(280)	$(180)	$(17)	$(460)	$(34)
Net loan charge-offs	$2,390	$1,618	$83	$4,008	$251

Capital Data and Capital Ratios
Book value per share (1)	$13.23	$13.77	$15.11	$13.23	$15.11
Non-GAAP Tangible book value per share (2)	$12.89	$13.43	$14.76	$12.89	$14.76
Non-GAAP Tangible book value excluding other comprehensive loss per share (3)	$16.94	$17.06	$17.61	$16.94	$17.61

Shares outstanding	3,965,186	3,965,186	3,957,269	3,965,186	3,957,269

Bank Leverage Ratio	8.70%	9.29%	9.44%	8.70%	9.44%

(1)	Book value per share represents shareholders' equity divided by outstanding shares.
(2)	Tangible book value per share represents tangible assets divided by outstanding shares.
(3)	Tangible book value excluding other comprehensive loss per share represents tangible assets excluding unrealized loss on investments, net of income tax divided by outstanding shares.

Deposits:

(In thousands)	June 30, 2023	December 31, 2022	June 30, 2022
Non-interest bearing:
Non-interest bearing	$104,413	$118,541	$137,320
Prepaid DDA	23,404	151,095	133,845
Total non-interest bearing	127,817	269,636	271,165

Interest bearing:
NOW	37,970	34,440	35,973
Savings	50,981	71,002	99,686
Money market	163,982	164,827	151,212
Money market - prepaid deposits	134,735	46,173	32,891
Certificates of deposit, less than $250,000	182,680	165,793	169,690
Certificates of deposit, $250,000 or greater	56,088	59,877	51,491
Brokered deposits	109,126	48,698	34,675
Total Interest bearing	735,562	590,810	575,618

Total Deposits	$863,379	$860,446	$846,783

Total prepaid deposits	$158,139	$197,268	$166,736

Total deposits excluding prepaid deposits	$705,240	$663,178	$680,047

Total uninsured deposits	$285,752	$343,980	$351,924
Uninsured deposits to total deposits	33.10%	39.98%	41.56%
Uninsured deposits to total deposits excluding prepaid deposits	17.71%	22.35%	27.42%

Non-GAAP Financial Measures:

In addition to evaluating the Company's financial performance in accordance with U.S. generally accepted accounting principles ("GAAP"), management may evaluate certain non-GAAP financial measures, such as per share numbers that exclude intangible assets and exclude the net reduction in Book equity resulting from the change in value of its Available for Sale investment securities (AFS). A computation and reconciliation of non-GAAP financial measures used for these purposes is contained in the accompanying Reconciliation of GAAP to Non-GAAP Measures tables. We believe that due to the temporary nature of the change in AFS securities which is a result of the current interest rate environment, providing the Book value per share data excluding the Other Comprehensive Loss associated with the valuation of AFS securities provides investors with information useful in understanding our financial position. The non-GAAP financial measures should not be considered a substitute for GAAP basis measures and results, and we strongly encourage investors to review our consolidated financial statements in their entirety and not to rely on any single financial measure.

Reconciliation of GAAP to Non-GAAP Measures (unaudited):

(Dollars in thousands)	June 30, 2023	March 31, 2023	June 30, 2022

Tangible book value per share
Total shareholders' equity	$52,445	$54,609	$59,802
Goodwill	(1,107)	(1,107)	(1,107)
Core deposit intangible, net	(226)	(238)	(273)
Tangible book value	$51,112	$53,264	$58,422

Shares outstanding	3,965,186	3,965,186	3,957,269
Tangible book value per share	$12.89	$13.43	$14.76

Tangible book value excluding other comprehensive loss per share
Tangible book value	$51,112	$53,264	$58,422
Other comprehensive loss	16,039	14,398	11,285
Tangible book value excluding other comprehensive loss	$67,151	$67,662	$69,707

Shares outstanding	3,965,186	3,965,186	3,957,269
Tangible book value excluding other comprehensive loss per share	$16.94	$17.06	$17.61

Contacts:
Patriot Bank, N.A.	Joseph Perillo	David Lowery
900 Bedford Street	Chief Financial Officer	President & CEO
Stamford, CT 06901	203-252-5954	203-252-5959
www.BankPatriot.com